Exhibit (d)(4)

PRIVILEGED AND CONFIDENTIAL

TELECOMMUNICATIONS SYSTEMS, INC.

CONFIDENTIAL

July 13, 2015

Comtech Telecommunications Corp.

68 South Service Road - Suite 230

Melville NY 11747

Attn.: Dr. Stanton Sloane

RE:  Confidentiality and Non-Disclosure Agreement

Ladies and Gentlemen:

In connection with your consideration of a possible transaction (a “Transaction”) with TeleCommunication Systems, Inc. or one or more of its subsidiaries (collectively, the “Company”), you have requested certain information concerning the Company. As a condition to your being furnished such information, we are requiring you to agree, as set forth in this letter agreement, to treat confidentially such information and any other information, whether oral, written, electronic or otherwise, that the Company or its agents or representatives (including attorneys and financial advisors) furnishes to you (in such capacity, the “Recipient”) or your directors, officers, employees, agents, advisors, prospective bank or institutional lenders or representatives (all of the foregoing are collectively referred to herein as the “Representatives” or the “Recipient’s Representatives”), whether furnished before or after the date of this letter agreement, and all reports, analyses, compilations, studies, reproductions, copies, notes, summaries and other materials prepared by the Recipient or the Recipient’s Representatives (in whatever form maintained, whether documentary, computer storage or otherwise) containing, reflecting or based upon, in whole or in part, any such information (collectively, the “Evaluation Material”).

The term “Evaluation Material” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Recipient or the Recipient’s Representatives or anyone to whom the Recipient or the Recipient’s Representatives transmit any Evaluation Material in violation of this letter agreement, (ii) is or becomes known or available to the Recipient or the Recipient’s Representatives on a non-confidential basis from a source who is not, to the Recipient’s or the Recipient’s Representatives’ knowledge after reasonable inquiry, prohibited from transmitting the information to the Recipient or the Recipient’s Representatives by a contractual, legal or fiduciary obligation, or (iii) Recipient can demonstrate was independently developed by Recipient personnel without reference to information furnished by the Company or its agents or representatives.

In consideration of the furnishing of the Evaluation Material by the Company, you agree that:

1.           The Recipient shall protect the confidentiality of all Evaluation Material and, subject to Section 3 below, the Evaluation Material shall be kept confidential and shall not, without the prior written consent of the Company, be disclosed by the Recipient or any Recipient Representatives, in whole or in part, and shall not be used by the Recipient or any Recipient Representatives, directly or indirectly, for any purpose whatsoever other than in connection with evaluating, negotiating or advising with respect to a possible Transaction. For purposes of complying with the obligations set forth herein, Recipient shall use, at a minimum, efforts commensurate with those that it employs for the protection of its confidential information. Moreover, the Recipient agrees to disclose that it is evaluating a Transaction, and to transmit Evaluation Material to the Recipient’s Representatives only to the extent that the Recipient’s Representatives (a) need to know the Evaluation Material for the purpose of evaluating, negotiating or advising with respect to such Transaction, (b) are informed by the Recipient of the confidential nature of the Evaluation Material and of the terms of this letter agreement and (c) are directed by the Recipient to treat such Evaluation Material confidentially subject to the terms of this letter agreement and agree to keep such Evaluation Material confidential in accordance with the terms of this letter agreement. The Recipient shall maintain a record of its Representatives who have been provided with any Evaluation Material and what information was provided to them. The Recipient shall notify the Company immediately upon discovery of any loss, unauthorized disclosure or use of the Evaluation Material by the Recipient or its Representatives. In any event, the Recipient shall be fully responsible for any disclosure or use of Evaluation Material that is prohibited or not authorized by this letter agreement, including any such disclosure or use by its Representatives, and the Recipient agrees, at its sole expense, to take all commercially reasonable measures to restrain the Recipient’s Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material and, in the event of any loss or unauthorized disclosure of the Evaluation Material, to assist the Company in every reasonable way to regain possession of the Evaluation Material.

2.           Without the prior written consent of the Company, neither Recipient nor its Representatives shall disclose to any person, (a) the fact that the Evaluation Material has been made available to the Recipient or that the Recipient has inspected any portion of the Evaluation Material, (b) the fact that any discussions or negotiations are taking place concerning a possible Transaction with the Company or (c) any of the terms, conditions or other facts with respect to any possible Transaction with the Company, including the status thereof, unless and only to the extent that such disclosure is, upon the advice of the Recipient’s legal counsel, required by applicable United States securities laws, other state or federal laws or Nasdaq rules. The term “person” as used in this Agreement shall be broadly interpreted to include, without limitation, any entity, individual or the media.

3.           In the event that the Recipient or any Recipient’s Representatives are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Evaluation Material, it is

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agreed that the Recipient shall notify the Company promptly of such requests(s) or requirement and the documents requested or required thereby so that the Company may seek an appropriate protective order and/or waive in writing compliance with the provisions of this letter agreement, and the Recipient shall cooperate with and assist the Company, at the Company’s expense, in any lawful endeavors to resist, oppose and limit such compelled disclosure. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder, the Recipient or the Recipient’s Representatives are nonetheless, upon the advice of the Recipient’s legal counsel, compelled to disclose such Evaluation Material, the Recipient or the Recipient’s Representative may disclose such information without liability hereunder; provided, however, that the Recipient shall disclose only that portion of the Evaluation Material that the Recipient’s legal counsel advises is required to be disclosed, and the Recipient or the Recipient’s Representative shall, if permissible, give the Company written notice of the information to be so disclosed (including a copy of such information being disclosed) as far in advance of its disclosure as is practicable and shall use its reasonable efforts, at the Company’s expense, to obtain an order or other reliable assurance that confidential treatment shall be accorded to such information required to be disclosed.

4.           The parties hereto acknowledge that neither the Company nor any of its representatives has made, or, except as may be otherwise provided in any definitive agreement relating to a Transaction, shall make, any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. The parties hereto agree that, except as may be otherwise provided in any definitive agreement relating to a Transaction, neither the Company nor its representatives shall have any liability to the Recipient or its Representatives resulting from the Evaluation Material or the Company’s or its representatives’ consideration of, or participation in a process relating to, a possible Transaction.

5.           The Evaluation Material shall remain the property of the Company and no right or license is granted to the Recipient, its Representatives or any other person to any Evaluation Material. Nothing in this letter agreement obligates the Company to disclose any information relating to the Company to the Recipient or its Representatives or creates an agency or partnership relationship between the Company and the Recipient. Promptly upon request from the Company (and in any event within ten (10) business days after the Company’s request), the Recipient shall, except to the extent specifically prevented by law, redeliver to the Company or destroy all Evaluation Material delivered to the Recipient or its Representatives and any other material containing, prepared on the basis of, or reflecting any information in such Evaluation Material (whether prepared by the Company or its representatives, the Recipient or its Representatives or otherwise), including all reports, analyses, compilations, studies and other materials containing or based on the Evaluation Material, and the Recipient and its Representatives shall not retain any copies, extracts or other reproductions in whole or in part of such material. Notwithstanding the immediately preceding sentence, Recipient may keep one copy of the Confidential Information to the extent it is “backed-up” on electronic information management and communications systems or servers, is not available to an end user and cannot be expunged without considerable effort or expense. The destruction provided for in this Section 5 shall be confirmed in writing to the Company by an authorized officer supervising the same.

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Notwithstanding the return or destruction of the Evaluation Material, the Recipient and its Representatives shall continue to be bound by the confidentiality and other obligations hereunder.

6.           For the purpose of the evaluation of the Evaluation Material and a possible Transaction, the Recipient and its Representatives shall not initiate or maintain contact in connection with or with respect to a possible Transaction with any director, officer, employee, agent or representative of the Company or any of its subsidiaries or affiliates without permission of the Company.

7.           The parties hereto acknowledge and agree that in the event of any breach of this letter agreement by the Recipient or its Representatives, the Company may be irreparably and immediately harmed and may not be made whole by monetary damages. It is accordingly agreed that the Company, in addition to any other remedy to which it may be entitled in law or equity, shall be entitled to seek an injunction or injunctions to prevent breaches of this letter agreement and to compel specific performance of this letter agreement, without the need for proof of actual damages, and Recipient further agrees to waive, and to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedies. Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement but shall be in addition to all other remedies available at law or equity as determined by a court of competent jurisdiction.

8.           The Recipient and its Representatives agree not to use or disclose any nonpublic personal information furnished to it by the Company or any of its representatives, other than to carry out the purposes set forth in this letter agreement for which the Company or its representatives disclosed such information or otherwise to make the disclosures permitted herein. For purposes of this letter agreement, “nonpublic personal information” means nonpublic personal financial information and nonpublic personal health information as those terms are defined in applicable federal and state law, including the Gramm-Leach-Bliley Act (Financial Services Modernization Act of 1999) and comparable state laws. “Nonpublic personal financial information” includes personally identifiable financial information; and any list, description or other grouping of consumers (and publicly available information pertaining to them) that is derived using any personally identifiable financial information that is not publicly available. “Nonpublic personal health information” includes health information that identifies an individual who is the subject of the information or with respect to which there is a reasonable basis to believe that the information could be used to identify an individual.

9.           The parties hereto agree that each party reserves the right, in its sole and absolute discretion, to reject any or all proposals and to refuse to enter into or to terminate discussions and negotiations with, directly or indirectly involving, the other party at any time and shall not be obligated to enter into any definitive agreement with the other party. Each party hereto agrees to promptly inform the other of any decision by it not to proceed with a Transaction. Each party hereto agrees that unless and until a definitive agreement between the parties with respect to a Transaction has been executed and delivered, neither party shall be under any legal obligation of any kind whatsoever to enter into a Transaction by virtue of this or any other written

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or oral expression with respect to a Transaction by any of its representatives. However, the agreements set forth herein are and shall remain in full force and effect during the periods set forth herein.

10.         For a period of eighteen (18) months from the date of this letter agreement, the Recipient shall not, and shall cause its affiliates not to, directly or indirectly, acting alone or in concert with others, unless specifically requested in writing in advance by the Company:

a.           acquire, or offer, seek, propose or agree to acquire, directly or indirectly, by purchase or otherwise, any equity securities (or securities convertible into equity securities) of the Company or any of the assets or businesses of the Company, or any right or option to acquire any of the foregoing (including from a third party), or make any public announcement (or request permission to make any such announcement) with respect to any of the foregoing;

b.           solicit proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended) of proxies or consents with respect to any voting securities of the Company with regard to any matter;

c.           seek to control or influence the management or the Board of Directors of the Company, seek or propose to obtain representation or further representation on the Board of Directors of the Company or any committee thereof, seek to advise, encourage or influence any person with respect to the voting of any equity or other securities of the Company or seek to induce or in any manner assist any other person to initiate any stockholder proposal with respect to any securities of the Company, any change of control of the Company or for the purpose of convening any meeting of stockholders of the Company or to initiate any tender or exchange offer for equity or other securities of the Company;

d.           except as required by law, make any public or other announcement, or any written or oral offer, proposal or inquiry relating to a tender or exchange offer for any equity or other securities of the Company, or any merger, consolidation, business combination or other transaction that would result in a change of control, sale of assets, liquidation or other extraordinary corporate transaction between the Company and the Recipient and/or any of its affiliates (each such transaction being referred to herein as an “Acquisition” or take any action which would reasonably be expected to require the Company to make a public announcement regarding any Acquisition;

e.           deposit any equity or other securities of the Company in a voting trust or subject any such securities of the Company to any arrangement or agreement with respect to the voting, ownership or economic interest of any such securities of the Company;

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f.            form, join or in any way participate in any partnership, limited partnership, syndicate or other group (or otherwise act in concert with any other person) for the purpose of acquiring, holding, voting or disposing of any equity or other securities of the Company or taking any other actions restricted or prohibited under clauses (a) through (e) of this Section 10; or

g.           propose, request or otherwise seek to have the Company amend or waive any provision of this Section 10;

provided, that the Recipient shall not be precluded from communicating solely and exclusively with the Board of Directors of the Company with respect to (i) a transaction involving the Company or (ii) seeking a waiver of any of the provisions of Section 10.

If the Recipient receives any proposal, inquiry or other communication with respect to any of the foregoing, it shall promptly advise the Company thereof, and inform the Company of the source and details of such proposal, inquiry or communication.

Notwithstanding the foregoing restrictions in this Section 10, the Recipient may purchase goods or services of the Company or submit proposals for the purchase or sale of goods or services to the Company in the ordinary course of business consistent with past practice.

The Recipient hereby represents to the Company that, neither it nor any of its affiliates owns (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) any equity or other securities issued by the Company as of the date hereof.

The restrictions in this Section 10 (the “Standstill Provision”) shall not be applicable to Recipient, its subsidiaries or their respective Representatives, and any of the foregoing shall be permitted to take any and all of the actions contemplated in this Section 10, if: (A) the Company shall specifically consent thereto, (B) the Company enters into a definitive agreement with any person (or the Company publicly announces its intention to enter into any such agreement) involving (i) any acquisition of any equity securities (or securities convertible into equity securities) of the Company carrying in the aggregate the right to cast at least a majority of the votes entitled to be cast for the election of directors (“Majority Shares”) of the Company or of subsidiaries representing substantially all of the consolidated assets of the Company and its subsidiaries (“Substantial Subsidiaries”), or any acquisition of all or substantially all of the consolidated assets of the Company and its subsidiaries, or (ii) any tender or exchange offer, merger or other business combination involving the Majority Shares of the Company or its Substantial Subsidiaries (or the commencement thereof), or (C) any person shall have commenced a tender or exchange offer for the Majority Shares of the Company for the purpose of effecting a change of control of the Company (or shall have publicly announced an intention to commence any such offer).

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11.         For a period of eighteen (18) months after the date of this letter agreement, the Recipient agrees that it and its affiliates shall not, directly or indirectly, (a) use the Evaluation Material to develop its own business or compete with the Company, or (b) solicit for employment or hire (as an employee, independent contractor or otherwise) any person with whom Recipient becomes aware as a result of the Evaluation Material or otherwise in connection with the Transaction who is currently employed by the Company or any of its affiliates; provided, that the foregoing shall not prohibit general solicitations for employees or public advertising of employment opportunities (including through the use of employment agencies, search firms, advertisement, web posting or other similar form of solicitation) of employment not specifically directed toward employees of the Company and, provided further, that the foregoing shall not preclude the Recipient from hiring any employee of the Company (other than managers or officers of the Company) who is under no restriction regarding such employment and who (i) initiates discussions with the Recipient regarding such employment without any direct or indirect solicitation by the Recipient, (ii) has had his or her employment terminated by the Company or its affiliates prior to commencement of discussions between the Recipient and such employee or (iii) responds to any general solicitation placed by the Recipient not directed towards employees of the Company.

12.         The Recipient is aware, and will advise its Representatives who are informed of the matters that are the subject of this letter agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

13.         To the extent that any Evaluation Material includes materials or other information that may be subject to the attorney-client privilege, work product doctrine or any other applicable privilege or doctrine concerning any pending, threatened or prospective action, suit, proceeding, investigation, inquiry, arbitration or dispute, the parties hereto acknowledge and agree that they have a commonality of interest with respect to such action, suit, proceeding, investigation, inquiry, arbitration or dispute, and agree that it is their mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine. Accordingly, all Evaluation Material that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine, and Recipient agrees to take all commercially reasonable measures necessary to preserve, to the fullest extent possible, the applicability of all such privileges and doctrines.

14.         As the parties hereto may be, or may be deemed to be, competitors in some product lines, they agree that disclosures of competitively sensitive Evaluation Material (e.g., information concerning prices, pricing plans and strategies, bidding and costs for competitive

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product lines) shall not occur until the parties have determined based upon their due diligence that there is a reasonable likelihood that they will want to engage in a Transaction and that such disclosure is necessary in order for the parties to evaluate the business and prospects and hence whether to undertake a Transaction. The parties hereto further agree that any such disclosures will be made only in accordance with applicable antitrust laws. The parties hereto understand that a Transaction may be subject to the U.S. Hart-Scott-Rodino Act and require that Notification and Report Forms be submitted to the antitrust authorities. The parties hereto further understand that the definitive agreement concerning a Transaction will contain further provisions on the sharing of competitively sensitive Evaluation Material in order to ensure compliance with all applicable antitrust laws until the Transaction closes (or in the event the Transaction does not close). The parties hereto may determine that, in order to evaluate a Transaction under antitrust or competition laws, it would further their common interest to exchange more detailed information under appropriate conditions.

15.         This letter agreement will continue in effect for a period of two (2) years from the date hereof.

16.         This letter agreement contains the entire agreement of the parties, supersedes any and all prior agreements, written or oral, between them relating to the subject matter hereof, and may not be amended unless agreed to in writing by each party hereto. The provisions set forth in this letter agreement, including, without limitation, this paragraph, may be waived only by a separate writing by both of the parties hereto expressly so waiving such provisions. It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

17.         The invalidity or unenforceability of any provision of this letter agreement shall not affect the validity or enforceability of any other provisions of this letter agreement, which shall remain in full force and effect. In the case of any such invalidity or unenforceability, the parties hereto shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

18.         This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflict of laws thereof. The parties hereto irrevocably consent to the exclusive jurisdiction of the courts of the State of New York located in New York County and the federal court in the Southern District of New York for any actions or proceedings arising from or related to the matters set forth in this letter agreement.

19.         This letter agreement shall benefit and bind successors and assigns of each party hereto. This letter agreement may not be assigned in whole or in part by either party hereto without the prior written consent of the other party hereto.

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20.         This letter agreement may be executed in multiple counterparts, each of which shall be an original with the same effect as if the signatures thereto were upon one instrument.

[Signatures follow on next page.]

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If the Recipient is in agreement with the foregoing, please sign and return one copy of this letter agreement, which thereupon shall constitute our agreement with respect to the subject matter hereof.

Very truly yours,

TELECOMMUNICATION SYSTEMS, INC.

By:	/s/ Tom Brandt
Name: Tom Brandt
Title: SVP/CFO

Confirmed and Agreed:

COMTECH TELECOMMUNICATIONS CORP.

By:	/s/ Dr. Stanton Sloane
Name: Dr. Stanton Sloane
Title: President and CEO

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